Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axaltacs.com

For Immediate Release
PHILADELPHIA, PA, December 4, 2015 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, is hosting an “Analyst and Investor Day” today in New York City. Members of management will present an overview of Axalta Coating Systems Ltd. and will comment on the current business outlook, including an update on 2015 full year expected financial results, as well as provide certain preliminary guidance related to the 2016 outlook, among other items on the agenda.
A live webcast of the event will be available online at http://ir.axaltacs.com. The event will begin at 9:00 AM EST and will conclude at 12:15 PM EST.
Key updates on financial guidance are provided below, and are further detailed in the full slide presentation for the event, which is also available on the investor relations portion of our corporate website via the above link.
2015 Full Year Outlook
We are updating our outlook for the full year 2015, including:

•	Net sales growth of 5% in constant currency; down mid-single digits including currency impacts;

•	Adjusted EBITDA of $860-$870 million;

•	Normalized effective tax rate of 29-31%.
2016 Preliminary Full Year Outlook
We are providing certain elements of financial guidance on a preliminary basis for the full year 2016, including:

•	Net sales growth of 4-6% in constant currency;

•	Adjusted EBITDA margin of 22%+;

•	Interest expense of approximately $180-190 million;

•	Normalized effective tax rate of 25-27%;

•	Diluted shares of 242-245 million;

•	Working capital / sales of 13-15%; and

•	Capital expenditures of ~$150 million.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements regarding Axalta and its subsidiaries including those relating to our 2015 and 2016 outlook for net sales growth, Adjusted EBITDA, Adjusted EBITDA margin, interest expense, effective tax rate, share count, capital expenditures and net working capital. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
The historical financial information included in this presentation includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including constant currency net sales growth, and Adjusted EBITDA. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Our use of the terms constant currency net sales growth and Adjusted EBITDA may differ from that of others in our industry. Constant currency net sales growth and Adjusted EBITDA should not be considered as alternatives to net sales, net income (loss), income (loss) before operations or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Constant currency net sales growth and Adjusted EBITDA have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This presentation includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the 12,800 people of Axalta continue to find ways to serve our more than 120,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information visit axaltacoatingsystems.com and follow us @axalta on Twitter.

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